EMPLOYMENT AGREEMENT

BETWEEN

AFTERSOFT GROUP, INC.

And

SIMON CHADWICK
(Executive)

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 1, 2008 (the “Effective Date”) is entered into by and between Aftersoft Group, Inc., a Delaware corporation (the “Company”), and Simon Chadwick, an individual with a physical address at [___] (the “Executive”) (collectively, the “Parties,” individually, a “Party”).

W I T N E S S E T H:

WHEREAS, the Executive has been employed by the Company to turnaround certain businesses that were formerly part of Auto Data Network and now part of the Company; and

WHEREAS, the Executive has made significant progress in turning around such businesses and preparing them to be spun off from Auto Data Network; and

WHEREAS, the Company in embarking on a spinoff into an independent publicly traded corporation that will bring with it new dynamics and challenges; and

WHEREAS, the Board of Directors of the Company (the “Board”) has requested and the Executive has agreed to continue services to the Company as Executive Vice President and Chief Operating Officer in order to continue his efforts on behalf of the Company; and

WHEREAS, the Board has determined that it is in the best interest of the Company, its affiliates, and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a Change of Control (as defined Article Seven herein); and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to indemnify the Executive for claims for damages arising out of or relating to the performance of such services to the Company in accordance with the terms and conditions set forth in this Agreement and pursuant to Delaware law; and

WHEREAS, as an inducement to serve and in consideration for such services, the Company has agreed to indemnify the Executive for claims for damages arising out of or relating to the performance of such services to the Company in accordance with the terms and conditions set forth in a separate agreement, which indemnification agreement is attached as an exhibit hereto and is incorporated herein by reference; and

WHEREAS, in order to accomplish these objectives and establish the rights, duties and obligations of the Parties, which shall be generally stated herein and which may be more fully stated in other agreements between the Parties, including equity-based agreements, indemnity agreements, and other employment or incentive related agreements as the Company or the Board may adopt from time to time, the Board has caused the Company to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE ONE

DEFINITIONS

1. Definitions. As used in this Agreement:

1.1 The term “Accrued Obligations,” when used in the case of the Executive’s death or disability shall mean the sum of (1) the that portion Executive’s Base Salary that was not previously paid to the Executive from the last payment date through the Date of Termination, and (2) any Severance Benefit due.

1.2 The term “Automatic Extension” shall have the meaning set forth in Section 2.2 herein.

1.3 The term “Base Salary” shall have the meaning set forth in Section 3.1 herein.

1.4 The term “Board” shall have the meaning set forth in the recitals.

1.5 The term “Cause” shall have the meaning set forth in Section 4.3 herein.

1.6 The term “Common Stock” shall mean the Common Stock, par value $0.0001, of the Company.

1.7 The term “Compensation Committee” shall mean the Compensation Committee of the Company.

1.8 The term “Corporate Documents” shall mean the Company’s Certificate of Incorporation, as amended and/or its Bylaws, as amended.

1.9 The term “Effective Date” shall have the meaning set forth in the preamble.

1.10 The term “Good Reason” shall have the meaning set forth in Section 4.4 herein.

1.11 The term “Initial Term” shall have the meaning set forth in Section 2.2 herein.

1.12 The term “Severance Benefit” shall have the meaning set forth in Section 4.8(a)(i) herein.

1.13 The term “Without Cause” shall have the meaning set forth in Section 4.3 herein.

1.14 The term “Without Good Reason” shall have the meaning set forth in Section 4.5 herein.

ARTICLE TWO

POSITION & DUTIES

2. Employment.

2.1 Title. The Executive shall serve as the Executive Vice President and Chief Operating Officer of the Company and agrees to perform services for the Company and such other affiliates of the Company, as described in Section 3 herein.

2.2 Term. The Executive’s employment shall be for an initial term of two (2) years (“Initial Term”), commencing on the Effective Date. The Executive’s employment shall be automatically extended on the day after the first year anniversary of the Effective Date (“Automatic Extension”), and on each anniversary date thereof, for additional one (1) year periods unless, with respect to any such Automatic Extension, Executive’s employment is terminated by either party during the 60-day period prior to such anniversary date as provided in Article Four.

2.3 Duties and Responsibilities. The Executive shall report to the Board and in his capacity as an officer of the Company shall perform such duties and services as may be appropriate and as are assigned to him by the Board. During the term of this Agreement Executive shall, subject to the direction of the Board of the Company, oversee and direct the operations of the Company, and shall perform such duties as are customarily performed by the Executive Vice President and Chief Operating Officer of a company such as the Company or as are otherwise delegated to him from time to time by the Board.

2.4 Board Membership. Executive will be appointed to serve as a member of the Board as of the Effective Date. Thereafter, at each annual meeting of the Company’s stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from the Board (and any boards of subsidiaries) voluntarily, without any further required action by the Executive, as of the end of the Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

2.5 Performance of Duties. During the term of the Agreement, except as otherwise approved by the Board or as provided below, the Executive agrees to devote his full business time, effort, skill and attention to the affairs of the Company and its subsidiaries, will use his best efforts to promote the interests of the Company, and will discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. The foregoing shall not, however, preclude Executive from devoting reasonable time, attention and energy in connection with the following activities, provided that such activities do not materially interfere with the performance of his duties and services hereunder:

(a) serving as a director or a member of a committee of any company or organization, if serving in such capacity does not involve any conflict with the business of the Company or any subsidiary and such other company or organization is not in competition, in any manner whatsoever, with the business of the Company or any of its subsidiaries;

(b) fulfilling speaking engagements;

(c) engaging in charitable and community activities;

(d) managing his personal business and investments; and

(e) any other activity approved of by the Board. For purposes of this Agreement, any activity specifically listed on Schedule A shall be considered as having been approved by the Board.

2.6 Representations and Warranties of the Executive with Respect to Conflicts, Past Employers and Corporate Opportunities. The Executive represents and warrants that:

(a) his employment by the Company will not conflict with any obligations which he has to any other person, firm or entity; and

(b) he will not, without disclosure to and approval of the Board, directly or indirectly, assist or have an active interest in (whether as a principal, stockholder, lender, employee, officer, director, partner, venturer, consultant or otherwise) in any person, firm, partnership, association, corporation or business organization, entity or enterprise that competes with or is engaged in a business which is substantially similar to the business of the Company; provided, however, that ownership of not more than two percent (2%) of the outstanding securities of any class of any publicly held corporation shall not be deemed a violation of this Section 2.6; provided, further, that any investment specifically listed on Schedule A shall not be deemed a violation of this Section 2.6.

2.7 Activities and Interests with Companies Doing Business with the Company. In addition to those activities and interests of Executive disclosed on Schedule A attached hereto, Executive shall promptly disclose to the Board, in accordance with the Company’s policies, full information concerning any interests, direct or indirect, he holds (whether as a principal, stockholder, lender, executive, director, officer, partner, venturer, consultant or otherwise) in any business which, as reasonably known to Executive, purchases or provides services or products to, the Company or any of its subsidiaries, provided that the Executive need not disclose any such interest resulting from ownership of not more than two (2%) of the outstanding securities of any class of any publicly held corporation.

2.8 Other Business Opportunities. Nothing in this Agreement shall be deemed to preclude the Executive from participating in other business opportunities if and to the extent that: (a) such business opportunities are not directly competitive with, similar to the business of the Company, or would otherwise be deemed to constitute an opportunity appropriate for the Company; (b) the Executive’s activities with respect to such opportunities do not have a material adverse effect on the performance of the Executive’s duties hereunder, and (c) the Executive’s activities with respect to such opportunity have been fully disclosed in writing to the Board.

2.9 Reporting Location. For purposes of this Agreement, the Executive’s reporting location shall be Chester, England, which shall include the metropolitan area within a 40-mile radius from the Company’s current office; provided, however, that it is understood and agreed that Executive’s responsibilities include frequent travel to the United States to oversee the Company’s US operations.

ARTICLE THREE

COMPENSATION

3. Compensation.

3.1 Base Salary.

(a) Executive shall receive an initial annual base salary of two hundred twenty-five thousand dollars (US$225,000.00), payable bi-monthly in arrears (the “Base Salary”) and subject to all applicable withholding requirements. The Base Salary shall be reviewed by the Board annually for adequacy.

(b) The Base Salary shall be paid in U.S. Dollars; provided, however, that in the event the value of the U.S. Dollar relative to the British Pound Sterling increases such that the Executive’s Base Salary is reduced as a result of such currency translation by 10% or more, the Executive shall be entitled to a make-whole provision that will restore the Executive to the Pound Sterling equivalent that existed on the Effective Date. (By way of example, the value of US$1.00 on the Effective Date is £0.6311, so that US$225,000 would equal £141,996.15. In the event that the value of the US Dollar to the British Pound Sterling were to fall to £0.5680, the Executive would be entitled to a make-whole amount annualized to £14,199.62 for so long as the exchange rate remained to the Executive’s detriment.) During a make-whole period, the Compensation Committee will evaluate the relative value of the two currencies monthly to determine the appropriate make-whole amount. It shall be the responsibility of the Executive to bring to the attention of the Compensation Committee the fact that the movement between the two currencies has resulted in a reduction in his salary equal to 10% or more. The Executive agrees that as he is being paid in US Dollars, that no currency translation will increase his salary beyond the stated salary as determined by the Compensation Committee.

3.2 Annual Incentive. Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Compensation Committee; provided, however, that no covenants in any then-existing debt facility or any then-outstanding debt issuance are or would be violated by payment of such Annual Incentive, if paid in cash. An Annual Incentive payment may be made in cash if such existing covenants have been specifically and explicitly waived in writing by any then-lender or investor; provided, however, that no Annual Incentive can be paid if the Company would be required to pay for such a waiver. Executive will be entitled to an Annual Incentive provided the following metrics, as applied to targets established by the Compensation Committee or independent directors (defined pursuant to NASDAQ rules and regulations):

In the event the Company’s results amount to less than 80% of the established target(s), the Executive will be entitled to no cash bonus.

In the event the Company’s results are equal to 80% of the established target(s), the Executive will be entitled to a cash bonus of 50% of his Base Salary.

In the event the Company’s results are equal to 100% of the established target(s), the Executive will be entitled to a cash bonus of 100% of his Base Salary.

In the event the Company’s results are equal to or better than 120% of the established target(s), the Executive will be entitled to a cash bonus of 150% of his Base Salary.

Results between the established parameters described herein will be interpolated.

3.3  The actual earned Annual Incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Compensation Committee are achieved and will be decreased or increased for under- or over- performance. Except as specifically provided herein, Executive’s Annual Incentive will be subject to the terms and conditions of a formal bonus plan that may be adopted by the Compensation Committee from time to time; provided, that if there is no formal bonus plan that has been established by the Company, the Executive’s Annual Incentives shall be establish each year by the Compensation Committee. The Compensation Committee has established the following targets for purposes of the fiscal year ended June 30, 2009, and has authorized the following payout in the event that the lender’s covenants have not been waived as provided in Section 3.2 herein:

An organic EBITDA target of $3.25 million, which is $250,000 above guidance previously given to the Compensation Committee, shall entitle a payout to an executive pool of $250,000; provided, that cash of at least $50,000 above a lender’s covenants shall remain in the Company at all times net of such payout. Assuming that there is sufficient cash of $50,000 as provided for herein and $250,000 is available for such a pool, Executive shall be entitled to $80,000 of such bonus pool.

In addition, for each organic EBITDA dollar ($1.00) over the organic EBITDA target provided for above, an additional pool 10% of all such additional organic EBITDA achieved over the $3.25 million target shall be established. Executive shall be entitled to 32% of such additional bonus pool.

3.4 Long Term Incentives.

(i) Long-Term Ongoing Performance Equity Incentive. Executive will be eligible to receive long-term performance equity incentives at a level and on conditions as the Compensation Committee shall establish. Any long-term incentive will be subject to terms and conditions of the Company’s 2007 Stock Incentive Plan (the “LTIP”), or any successor thereto, or any other equity-based compensation plan that may be established by the Committee and approved by the shareholders. In addition, any long-term incentive will be subject to the Committee’s standard terms and conditions for the applicable type of award, including vesting criteria such as continued service or performance objectives. The Committee has established criteria for the first grant to Executive under the LTIP, which criteria shall be based on earnings per share as computed according US GAAP (“EPS”) and return on invested capital (“ROIC”), which calculation shall be done in accordance with the calculation set forth in Schedule B. The initial criteria are:

(1) EPS targets of $0.01 for FY09, $0.02 for FY10, and $0.04 for FY11. The Executive shall be awarded 400,000 performance share units as a base objective, with 30% of the award vesting in the first year of the grant, provided that the base target is met, 30% of the award vesting in the second year of the grant, provided that the base target is met, and 40% of the award shall vest in the third and final year of the grant provided that the base target is met.

(2) ROIC targets of 3.50% for FY09, 8.00% for FY10, and 13.00% for FY11. The Executive shall be awarded 400,000 performance share units as a base objective, with 30% of the award vesting in the first year of the grant, provided that the base target is met, 30% of the award vesting in the second year of the grant, provided that the base target is met, and 40% of the award shall vest in the third and final year of the grant provided that the base target is met.

(3) The following metrics have been established for purposes of the vesting of the 2008 awards described in Section 3.4(i)(1) and Section 3.4(i)(2) above:

In the event the Company’s results amount to less than 80% of the established target(s), none of the awards will vest.

In the event the Company’s results are equal to 80% of the established target(s), 50% of the award will vest.

In the event the Company’s results are equal to 100% of the established target(s), 100% of the award will vest.

In the event the Company’s results are equal to or better than 120% of the established target(s), 150% of the award will vest.

Results between the established parameters described herein will be interpolated.

(ii) Stock Options. Executive will be granted 200,000 options as part of his equity compensation component. The options will have a maximum term of ten (10) years. The options will vest ratably over a three-year period. Under the first year’s grant, 66,666 options will have a strike price of $0.75 per share, 66,666 options will have a strike price of $1.00 per share, and the final tranche of 66,667 options will have a strike price of $1.25 per share. The Compensation Committee shall consider the strike price of future awards of stock options to the Executive from time to time in connection with its annual assessment of the Executive’s compensation.

3.5 Participation In Benefit Plans.

(a) Retirement Plans. Executive shall be entitled to participate, without any waiting or eligibility periods, in all qualified retirement plans provided to other executive officers and other key employees.

(b) Life Insurance. The Company will purchase life insurance on the life of Executive in an amount not less than $1,500,000, the benefits of which will be payable one-half to the Executive’s beneficiary and one-half to the Company. The Executive’s “beneficiary” is the person or persons (who may be designated concurrently, successively or contingently) designated by the Executive in his last effective writing filed with the Company prior to his death, or if the Executive shall have failed to make an effective designation, the Executive’s beneficiary is his spouse, if the Executive is married and his spouse is living at the time of each payment, and otherwise his surviving children. The Executive shall assist the Company in procuring such insurance by submitting to such examinations and by signing such applications and other instruments as may be reasonable and as may be required by the insurance carriers to which application is made for any such insurance. The Executive represents that, to the best of his knowledge, he is currently insurable at standard premium rates for life insurance policies.

(c)  Employee Benefit Plans and Insurance. The Executive shall have the right to participate in employee benefit plans and insurance programs of the Company that the Company may sponsor from time to time and to receive customary Company benefits, if those benefits are so offered. Nothing herein shall obligate Executive to accept such benefits if and when they are offered.

(d) Vacation.

(i) The Executive shall be entitled to six weeks of vacation, with pay. No more than 1.5 times (1.5x) Executive’s authorized annual vacation allocation may be accrued, at any given time. In the event that Executive has reached his maximum authorized vacation allocation, accrual will not re-commence until Executive uses some of his paid vacation credit and thereby brings the balance below his maximum. Accrued paid vacation credit forfeited because of an excess balance can not be retroactively reapplied.

(ii) Pay will only be provided for any unused, accrued paid vacation credit at the time of Executive’s separation from the business by the Company due to a reduction in force, by Executive upon retirement, or upon his death or disability, provided that Executive has been a regular full-time employee for three calendar months prior to such event. Termination of employment for Cause by the Company, or Executive’s resignation, will result in the forfeiture of any unused paid vacation credit.

(e) Paid Holidays. The Executive shall be entitled to such paid holidays as are generally available to all employees.

3.6 Relocation and Business-related Expenses. In the event that Executive is required to move from his primary residence and consents to such move, then Executive shall be provided with relocation assistance as provided below:

(a) Housing and Temporary Lodging. The Company will pay the costs, for the Executive and his family, of house-hunting trips and the cost of transporting the Executive, his spouse, furniture, household effects, and vehicles, to the area in which the Company will be headquartered. In addition, the Company will pay the cost of the Executive’s travel, temporary living expenses, including housing, whether hotel or apartment, and meals, during the period prior to the Executive’s move to the city in which the Company will be headquartered.

(b) Reimbursement. Executive shall be entitled to reimbursement within a reasonable time for all properly documented and approved expenses for travel. The Company shall reimburse business expenses of Executive directly related to Company business, including, but not limited to, airfare, lodging, meals, travel expenses, medical expenses while traveling not covered by insurance, business entertainment, expenses associated with entertaining business persons, local expenses to governments or governmental officials, tariffs, applicable taxes outside of the United States or United Kingdom, special expenses associated with travel to certain countries, supplemental life insurance or supplemental insurance of any kind or special insurance rates or charges for travel outside the Executive’s country of residence (unless such insurance is being provided by the Company), rental cars and insurance for rental cars, and any other expenses of travel that are reasonable in nature or that have been otherwise pre-approved. Executive shall be governed by the travel and entertainment policy in effect at the Company.

(c) Transportation Allowance. The Executive shall be entitled to a transportation allowance of $1,250 per month.

3.7 Severance Benefit. In the event that Executive’s employment is terminated, other than for Cause, Executive shall receive compensation pursuant to Section 4.8 herein.

3.8 Payroll Procedures and Policies. All payments required to be made by the Company to the Executive pursuant to this Article Three shall be paid on a regular basis in accordance with the Company’s normal payroll procedures and policies.

ARTICLE FOUR

TERMINATION OF EMPLOYMENT

4.1 Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Term.

4.2 Disability. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Term, the Company may give the Executive notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment hereunder shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided, that, within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties hereunder on a full-time basis for an aggregate of 180 days within any given period of 270 consecutive days (in addition to any statutorily required leave of absence and any leave of absence approved by the Company) as a result of incapacity of the Executive, despite any reasonable accommodation required by law, due to bodily injury or disease or any other mental or physical illness, which will, in the opinion of a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative, be permanent and continuous during the remainder of the Executive’s life.

4.3 Termination by Company.

(a) Termination for Cause.

The Company may terminate the Executive’s employment hereunder for Cause (as defined below). For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties hereunder (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness) after a written demand for substantial performance is delivered to the Executive by the Board or the Chairman of the Company, which specifically identifies the manner in which the Board or the Chairman of the Company believes the Executive has not substantially performed the Executive’s duties; or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably detrimental to the Company and/or its affiliated companies, monetarily or otherwise.

For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, upon the instructions of the Chairman or another Board Member of Company, or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its affiliated companies. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board then in office, excluding the Executive, at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(iii) the Executive’s conviction of, or plea of nolo contendere to, any felony of theft, fraud, embezzlement or violent crime.

(b) Termination without Cause.

All terminations by the Company that are not for Cause, or on the occasion of the Executive death or disability, or that are not terminated during the 60-day period prior to any Automatic Extension as provided in Section 2.2 or Section 4.5 shall be considered Without Cause.

4.4 Termination by Executive. The Executive may terminate the Executive’s employment hereunder (x) at any time during the Employment Term for Good Reason (as defined below) or (y) during the Window Period (as defined below) Without Good Reason. For purposes of this Agreement, the “Window Period” shall mean the 30-day period immediately following the first anniversary of the Effective Date, and “Good Reason” shall mean any of the following (without the Executive’s express written consent):

(a) The assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), duties, functions, responsibilities or authority as contemplated by Section 2.3 of this Agreement, or any other action by the Company that results in a diminution in such position, duties, functions, responsibilities or authority, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(b) Any failure by the Company to comply with any of the provisions of Section 2.3 or Section 2.5 of this Agreement, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(c) The Company’s requiring the Executive to be based at any office or location other than as provided in Section 2.9 of this Agreement or the Company’s requiring the Executive to travel on the Company’s or its affiliated companies’ business to a substantially greater extent than during the three-year period immediately preceding the Effective Date;

(d) Any failure by the Company to comply with and satisfy Section 8.1 of this Agreement; or

(e) Any purported termination by the Company of the Executive’s employment hereunder otherwise than as expressly permitted by this Agreement, and for purposes of this Agreement, no such purported termination shall be effective.

For purposes of this Section 4.4, any good faith determination of “Good Reason” made by the Executive shall be conclusive.

4.5 Termination without Prejudice. The Company or the Executive may terminate this Agreement at any time during the 60-day period prior to the Automatic Extension.

4.6 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive (other than a termination pursuant to Section 4.1) shall be communicated by a Notice of Termination (as defined below) to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) in the case of a termination for Disability, Cause or Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) specifies the Date of Termination (as defined in Section 4.7 below); provided, however, that notwithstanding any provision in this Agreement to the contrary, a Notice of Termination given in connection with a termination for Good Reason shall be given by the Executive within a reasonable period of time, not to exceed 120 days, following the occurrence of the event giving rise to such right of termination. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

4.7 Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean the effective date of termination of the Executive’s employment hereunder, which date shall be (a) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death, (b) if the Executive’s employment is terminated because of the Executive’s Disability, the Disability Effective Date, (c) if the Executive’s employment is terminated by the Company (or applicable affiliated company) for Cause or by the Executive for Good Reason, the date on which the Notice of Termination is given, (d) if the Executive’s employment is terminated pursuant to Section 2.2, the date on which the Employment Term ends pursuant to Section 2.2 due to a party’s delivery of a Notice of Termination thereunder, and (e) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which date shall in no event be earlier than the date such notice is given; provided, however, that if within 30 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

4.8 Obligations of the Company upon Termination.

(a) Good Reason or During the Window Period; Other Than for Cause, Death or Disability. If, during the Employment Term, the Company (or applicable affiliated company) shall terminate the Executive’s employment hereunder other than for Cause or Disability or the Executive shall terminate the Executive’s employment for Good Reason during the Window Period:

(i) the Company shall pay to the Executive (either in a lump sum or on in equal monthly installments over a six (6)-month period after the Date of Termination, at the Company’s option) the sum of (1) that portion of Executive’s Base Salary that was not previously paid to the Executive from the last payment date through the Date of Termination, and (2) an amount equal 12 months salary at the level of the Executive’s Base Salary then in effect, (such 12 months amount is hereinafter referred to as the “Severance Amount”);

(ii) all stock options, stock appreciation rights, and restricted stock shall immediately vest;

(iii) all stock options and stock appreciation rights shall be payable in Common Stock;

(iv) all performance share units that would vest in the course of any fiscal year shall vest on a pro rata basis; and

to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice or arrangement or contract or agreement of the Company and its affiliated companies (such other amounts and benefits hereinafter referred to as the “Other Benefits”).

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Term, this Agreement shall terminate without further compensation obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 90 days of the Date of Termination) and the timely payment or settlement of any other amount pursuant the Other Benefits and (ii) treatment of all other compensation under existing plans as provided by the terms and rules of those plans.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Term, this Agreement shall terminate without further compensation obligations to the Executive, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive in a lump sum in cash within 90 days of the Date of Termination) and the timely payment or settlement of any other amount pursuant to the Other Benefits and (ii) treatment of all other compensation under existing plans as provided by the terms and rules of those plans.

(d) Cause; Other than for Good Reason or During the Window Period. If the Executive’s employment is terminated for Cause during the Employment Term, this Agreement shall terminate without further compensation obligations to the Executive other than the obligation to pay to the Executive Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates the Executive’s employment during the Employment Term, excluding a termination either for (i) Good Reason or (ii) Without Good Reason during the Window Period, this Agreement shall terminate without further compensation obligations to the Executive, other than for the that portion Executive’s Base Salary that was not previously paid to the Executive from the last payment date through the effective date of the Executive’s voluntary termination and the timely payment or provision of the Other Benefits, as provided in any applicable plan, and the Executive shall have no further obligations nor liability to the Company. In such case, any amounts owed to the Executive shall be paid to the Executive in a lump sum in cash within 90 days of the Date of Termination subject to applicable laws and regulations.

4.9 Continuation of Payments During Disputes. The Parties agree that in the case of:

(a) termination which the Company contends is for Cause, but Executive claims is not for Cause; or

(b) termination by Executive under Section 4.4 herein,

the Company shall continue to pay all compensation due to Executive hereunder until the resolution of such dispute, but the Company shall be entitled to repayment of all sums so paid, if it ultimately shall be determined by a court of competent jurisdiction, in a final non-appealable decision, that the termination was for Cause or such termination by Executive was not authorized under Section 4.4 herein, and all sums so repaid shall bear interest at the prime rate as published in The Wall Street Journal on the date on which such court makes such determination. Any such reimbursement of payments by Executive shall not include any legal fees or other loss, costs, or expenses incurred by the Company, notwithstanding any provision of the Indemnification Agreement, which is attached as Exhibit A and is considered a part of this Agreement.

ARTICLE FIVE

INDEMNIFICATION

5. Indemnification. The Executive shall be indemnified and held harmless pursuant to the terms and conditions set forth in the Indemnity Agreement substantially in the form attached as Exhibit A hereto.

ARTICLE SIX

CONFIDENTIALITY

6. Confidentially; Non-Competition; and Non-Solicitation.

6.1 Confidentiality. In consideration of employment by the Company and Executive’s receipt of the salary and other benefits associated with Executive’s employment, and in acknowledgment that (a) the Company is engaged in the automotive software business, (b) maintains secret and confidential information, (c) during the course of Executive’s employment by the Company such secret or confidential information may become known to Executive, and (d) full protection of the Company’s business makes it essential that no employee appropriate for his or her own use, or disclose such secret or confidential information, Executive agrees that during the time of Executive’s employment and for a period of two (2) years following the termination of Executive’s employment with the Company, Executive agrees to hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for his own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings, or other confidential or proprietary information of any kind, nature, or description (whether or not acquired, learned, obtained, or developed by Executive alone or in conjunction with others) belonging to or concerning the Company or any of its subsidiaries, except (i) with the prior written consent of the Company duly authorized by its Board, (ii) in the course of the proper performance of Executive’s duties hereunder, (iii) for information (x) that becomes generally available to the public other than as a result of unauthorized disclosure by Executive or his affiliates or (y) that becomes available to Executive on a non-confidential basis from a source other than the Company or its subsidiaries who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation, to the Company, or (iv) as required by applicable law or legal process.

6.2 Non-Competition. During Executive’s employment with the Company and for so long as Executive receives any Severance Benefit or is receiving any Severance Amount provided under this agreement in respect of the termination of his employment, Executive shall not be engaged as an officer or executive of, or in any way be associated in a management or ownership capacity with any corporation, company, partnership or other enterprise or venture which conducts a business which is in direct competition with the business of the Company; provided, however, that Executive may own not more than two percent (2%) of the outstanding securities, or equivalent equity interests, of any class of any corporation, company, partnership, or either enterprise that is in direct competition with the business of the Company, which securities are listed on a national securities exchange or traded in the over-the-counter market. For purposes of this Agreement, a lump sum payment equivalent made to Executive shall be judged in relation to his most recent annual base salary to determine whether Executive is continuing to receive a Severance Benefit or Severance Amount and shall be measured from the date such payment is received. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

6.3 Non-Solicitation. Executive also agrees that he will not, directly or indirectly, during the term of his employment or within one (1) year after termination of his employment for any reason, in any manner, encourage, persuade, or induce any other employee of the Company to terminate his employment, or any person or entity engaged by the Company to represent it to terminate that relationship without the express written approval of the Company; provided, however, that in the event an employee with whom the Executive had a preexisting relationship prior to his employment with the Company individually elects to resign as a consequence of the Executive’s having left the Company’s employ, this non solicitation provision this in Section 6.3 shall not prohibit their subsequent association. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

ARTICLE SEVEN

CHANGE OF CONTROL

7. Certain Definitions.

7.1 Change of Control Effective Date. The “Change of Control Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 7.2) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s employment with the Company (or applicable affiliated company) is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Change of Control Effective Date” shall mean the date immediately prior to the date of such termination of employment.

7.2 Change of Control Period. The “Change of Control Period” shall mean the period commencing on the date of this Agreement and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof herein referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate three years after such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

7.3 Change of Control. For purposes of this Agreement, a “Change of Control” shall mean:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding Common Shares the Company (the “Outstanding Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this Subsection 7.3(a) the following acquisitions shall not constitute a Change of Control: (w) Company-sponsored recapitalization that is approved by the Incumbent Board, as defined below; (x) a capital raise initiated by the Company where the Incumbent Board remains for at least at least 548 days after the closing date of the raise, (y) an acquisition of another company or asset(s) initiated by the Company and where the Company’s shareholders immediately after the transaction own at least 51% of the equity of the combined concern of (z) the spin-off of shares of the Company to shareholders of Auto Data Network; or

(b) individuals who, as of the date of this Agreement, constitute the Company’s Board (the “Incumbent Board”) cease for any reason to constitute a majority of such Board of Directors; provided, however, that any individual becoming a director of the Company shareholders subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders was approved by a vote of a majority of the directors of the Company then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company Board; or

(c) consummation of a reorganization, merger, amalgamation or consolidation of the Company, with or without approval by the shareholders of the Company, in each case, unless, following such reorganization, merger, amalgamation or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such reorganization, merger, amalgamation or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, amalgamation or consolidation, of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding a parent of the Company that may come into being after the date of this Agreement through any transaction deliberately undertaken by the Company after an affirmative vote of its Incumbent Directors and the Company shareholders), any employee benefit plan (or related trust) of the Company or such company resulting from such reorganization, merger, amalgamation or consolidation, and any Person beneficially owning, immediately prior to such reorganization, merger, amalgamation or consolidation, directly or indirectly, 20% or more of the Outstanding Shares or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (iii) a majority of the members of the board of directors of the company resulting from such reorganization, merger, amalgamation or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, amalgamation or consolidation; or

(d) consummation of a sale or other disposition of all or substantially all the assets of the Company, with or without approval by the shareholders of the Company, other than to a company, with respect to which following such sale or other disposition, (i) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of such company and the combined voting power of the then outstanding voting securities of such Company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such company, and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Shares or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) a majority of the members of the board of directors of such company were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Incumbent Board providing for such sale or other disposition of assets of the Company; or

(e) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(f) The term Change of Control shall not refer to any transaction with Commonwealth Associates, LP or any affiliate of Commonwealth Associates, LP, unless a majority of the Incumbent Board of Directors has affirmatively determined that the nature of such acquisition is hostile or otherwise against the interests of the Company and/or management.

ARTICLE EIGHT

MISCELLANEOUS

8. Miscellaneous.

8.1 Benefit. This Agreement shall inure to the benefit of and be binding upon each of the Parties, and their respective successors. This Agreement shall not be assignable by any Party without the prior written consent of the other Party. The Company shall require any successor, whether direct or indirect, to all or substantially all the business and/or assets of the Company expressly to assume and agree to perform, by instrument in a form reasonably satisfactory to Executive, this Agreement and any other agreements between Executive and the Company or any of its subsidiaries, in the same manner and to the same extent as the Company.

8.2 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware without resort to any principle of conflict of laws that would require application of the laws of any other jurisdiction except as may apply to the Executive pursuant to applicable employment or related laws of the United Kingdom; provided, however, that Delaware law shall govern with respect to the Executive’s rights under a Change of Control under Article Seven herein.

8.3 Counterparts. This Agreement may be executed in counterparts and via facsimile, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

8.4 Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

8.5 Severability. Any term or provision of this Agreement that shall be prohibited or declared invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or declaration, without invalidating the remaining terms and provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions hereof, being severable, shall remain in full force and effect in such circumstance or situation, and such term or provision shall remain valid and in effect in any other circumstances or situation.

8.6 Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

8.7 Equitable Remedies. The Parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party, if not then in breach of this Agreement, may be without an adequate remedy at law owing to the unique nature of the contemplated relationship. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement, by the Party in breach, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

8.8 Attorney’s Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement, the prevailing Party in such action shall be entitled to recover from the Party against whom enforcement is sought its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation). In the event that Executive institutes any legal action to enforce Executive’s legal rights hereunder, or to recover damages for breach of this Agreement, Executive, if Executive prevails in whole or in part, shall be entitled to recover from the Company reasonable attorneys’ fees and disbursements incurred by Executive with respect to the claims or matters on which Executive has prevailed.

8.9 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party, or otherwise, shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties and shall be effective only to the extent specifically set forth in such writing.

8.10 Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

8.11 Amendment. This Agreement may be amended only by a writing signed by all of the Parties hereto.

8.12 Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings, written or oral, with respect to the subject matter of this Agreement.

8.13 Survival. This Agreement shall constitute a binding obligation of the Company and any successor thereto. Notwithstanding any other provision in this Agreement, the obligations under Articles 5 and 6 shall survive termination of this Agreement.

8.14 Savings Clause. Notwithstanding any other provision of this Agreement, if the indemnification provisions in Exhibit A hereto or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Executive as to Expenses, judgments, fines, penalties and amounts paid in settlement with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the fullest extent permitted by applicable law.

8.15 Modifications and Waivers. Notwithstanding any other provision of this Agreement, the indemnification provisions in Exhibit A hereto and the Change of Control provisions Article Seven herein, may be amended from time to time to reflect changes in Delaware law or for other reasons.

8.16 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand or (ii) if mailed by certified or registered mail with postage prepaid, on the third day after the date on which it is so mailed:

(a)	if to Executive:

Simon Chadwick
[______]

(b)	if to the Company:

Aftersoft Group, Inc.
c/o Gersten Savage LLP
New York, NY 10022
Attn: Chairman, Compensation Committee

or to such other address as may have been furnished to Executive by the Company or to the Company by Executive, as the case may be.

8.17 No Limitation. Notwithstanding any other provision of this Agreement, for avoidance of doubt, the parties confirm that the foregoing does not apply to or limit Executive’s rights under Delaware law or the Company’s Corporate Documents.

[Signatures Follow On Next Page]

IN WITNESS WHEREOF, the parties have set their hands and seals hereunto on the date first above written.

AFTERSOFT GROUP, INC. By: /s/ Dwight Mamanteo Name: Dwight Mamanteo Title: Chairman, Compensation Committee	EXECUTIVE By: /s/ Simon Chadwick Name: Simon Chadwick

Schedule A

Outside Activities/Investments
Simon Chadwick

Company or Project Name	Nature of Business	Date Hired or Commenced Involvement	Position	Compensation	Annual Time Commitment, (time away from office)

Dated: November 18, 2008

Initials:	Executive: _____	Company: ______

Schedule B

Return on Invested Capital Calculation

Exhibit A

Indemnification Agreement